EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 12, 2009, relating to the consolidated financial statements of Clinical Data, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the Company’s ability to continue as a going concern), and the effectiveness of Clinical Data, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Clinical Data, Inc. for the year ended March 31, 2009 and incorporated by reference in Registration Statements Nos. 333-129634 and 333-138754.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
November 13, 2009